Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 18, 2009 with respect to the audited consolidated financial statements of Rock Energy Resources, Inc. for the years ended December 31, 2008 and 2007.

/s/ Malone & Bailey, P.C.

Malone & Bailey, P.C.
www.malone-bailey.com
Houston, Texas

June 4, 2009